Exhibit 99.1

Kimberly Fields to Lead ATI’s Flat Rolled Products Group

Experienced leader in driving revenue growth and innovation in global businesses

PITTSBURGH--(BUSINESS WIRE)--March 12, 2019--Allegheny Technologies Incorporated (NYSE: ATI) announced that effective April 1, 2019, Kimberly A. Fields will join ATI as Executive Vice President with full P&L responsibility for the Flat Rolled Products Group, succeeding Robert S. Wetherbee, who held this role until becoming ATI’s President and CEO.

As Executive Vice President of the FRP Group, Ms. Fields will be responsible for all aspects of the group’s business strategy, sales and operations, and functional and business line leaders, to drive growth, earnings and cash flow. ATI’s leadership position as a producer of stainless-steel sheet, specialty plate, and specialty coil is backed by one of the world’s most powerful mills. Ms. Fields will report directly to Mr. Wetherbee, ATI’s President and CEO.

Ms. Fields brings 20 years of global experience with a focus on growth and operational excellence. In her role at IDEX Corporation, a global company that develops, designs, and manufactures fluidics systems and specialty engineered products, she served as Group President for Industrial and Energy. She had full P&L responsibility for $750 million of revenue in businesses operating globally across 15 manufacturing locations and sales offices. She led a team of 2,000 and dramatically improved profitability and accelerated growth in the business portfolio. She joined IDEX in April 2014 as President of GAST Manufacturing, a leader in the design and manufacturing of air-moving products with locations in Michigan, the United Kingdom and China. In 2015, she was promoted to Group President. During her tenure as Group President, additional business units were added in 2016 and 2018.

Previously, Ms. Fields served as Executive Vice President for the integrated global steel producer EVRAZ, where she had full responsibility for all activities for the $2 billion North American Flat Products business. From 2008 to 2011, Ms. Fields was General Manager of Industrials for GE Energy, with global responsibility for growing GE’s penetration in metals, petrochemicals and mining segments. Prior to her successes at GE, Ms. Fields held commercial, manufacturing, and strategic leadership positions with Alcoa, The Boston Consulting Group, and Owens Corning Fiberglass. She also was a founding member of the online metals trading site MetalSpectrum.

“ATI’s Flat Rolled Products has made great progress in recent years, transforming our business to increase asset utilization in a capital-efficient manner and improve our product mix to increase volumes in our high-value specialty grades,” said Mr. Wetherbee. “Kim’s proven record of driving change, and improving profitability through strong execution, innovation and a focus on customers will help her to accelerate FRP’s gains and continue to grow profitability. Kim’s demonstrated commitment to safety and collaboration with customers makes her an excellent fit for ATI’s culture.”

Ms. Fields earned a BS in Ceramic Engineering from the University of Illinois at Champaign-Urbana and an MBA from the Kellogg Graduate School of Management at Northwestern University.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.0 billion for the twelve-month period ended December 31, 2018. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com

www.ATImetals.com